EXHIBIT 99.1

The Joint Corp. Reports Preliminary Second Quarter 2023 Financial Results

- Grew Q2 2023 Preliminary Revenue 18% and Preliminary Adjusted EBITDA 23% vs. Q2 2022 -
- Evaluating Programs to Cull Approximately 10% of the Corporate Portfolio -

SCOTTSDALE, Ariz., Sept. 13, 2023 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager, and franchisor of chiropractic clinics, reported its preliminary financial results for the second quarter ended June 30, 2023.

Preliminary Financial Highlights: Q2 2023 Compared to Q2 2022

  Grew preliminary revenue 18% to $29.3 million.
  Reported preliminary operating loss of $375,000, compared to $1.3 million.
  Reported preliminary loss before income tax expense of $481,000, compared to $1.3 million.
  Increased system-wide sales1 by 13%, to $120.1 million.
  Reported system-wide comp sales2 of 5%.
  Reported preliminary Adjusted EBITDA of $3.2 million, compared to $2.6 million.

Q2 2023 Operating Highlights

  Sold 21 franchise licenses, compared to 17 in Q1 2023 and 24 in Q2 2022.
  Grew total clinic count to 890, 756 franchised and 134 company-owned or managed, up from 870 clinics at March 31, 2023.
    Opened 23 franchised clinics and three company-owned or managed greenfield clinics, for a total of 26 new clinics, as compared to 34 new clinics in Q2 2022.
    Closed four franchised clinics and two company-managed clinics, as compared to one franchised clinic in Q2 2022.
  Subsequent to quarter end through September 12, 2023, opened 19 franchised clinics and two greenfield clinics, bringing the total number of clinics opened to 911.

“Our system-wide sales, preliminary revenue, and preliminary Adjusted EBITDA grew in second quarter of 2023 compared to the prior year period, reflecting our ongoing franchise license sales, clinic openings, and new patient acquisition,” said Peter D. Holt, President and Chief Executive Officer of The Joint Corp. “Our team is dedicated to improving clinic performance and company profitability. To fuel greater increases in revenue and drive higher new patient acquisition counts, we are executing additional digital, automated and traditional marketing strategies. To lower our G&A expense run rate, we are implementing cost reduction efforts. And, to improve our bottom line, we are evaluating our corporate portfolio. As a first step, we expect to cull approximately 10% of our owned or managed clinics in accretive transactions. This strategy is supported by the chiropractic care market’s robust fundamentals. Pain remains an epidemic and continues to drive patients to natural, more holistic treatments. Americans are spending $19.5 billion annually on chiropractic care.”

Preliminary Financial Results for Second Quarter Ended June 30: 2023 Compared to 2022
Preliminary revenue was $29.3 million in the second quarter of 2023, compared to $24.9 million in the second quarter of 2022. The increase reflects a greater number of franchised and company-owned or managed clinics and continued organic growth. Preliminary cost of revenue was $2.6 million, compared to $2.3 million in the second quarter of 2022, reflecting the higher regional developer royalties and commissions associated with more franchised clinics.

Preliminary selling and marketing expenses were $4.7 million, up 23%, driven by the increase in advertising expenses from the larger number of clinics, an increase in local marketing expenditures by the company-owned or managed clinics, and the timing of the national marketing fund spend. Preliminary depreciation and amortization expenses increased 59% for the second quarter of 2023, as compared to the prior year period, primarily due to the increase in the number of greenfield clinics and the acquisition of franchised clinics.

Preliminary general and administrative expenses were $19.9 million, compared to $18.6 million in the second quarter of 2022, reflecting increases in costs to support clinic growth and in payroll to remain competitive in the tight labor market.

Preliminary loss from operations was $375,000, compared to $1.3 million in the second quarter of 2022. Preliminary loss before income tax expense as $481,000, compared to $1.3 million, in the second quarter of 2022.

Preliminary Adjusted EBITDA was $3.2 million, compared to $2.6 million in the second quarter of 2022. The company defines Adjusted EBITDA, a non-GAAP measure, as EBITDA before acquisition-related expenses, stock-based compensation expense, bargain purchase gain, net (gain)/loss on disposition or impairment, and other income related to employee retention credits. The company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses.

Preliminary Financial Results for the Six Months Ended June 30: 2023 Compared to 2022
Preliminary revenue was $57.6 million in the first six months of 2023, compared to $47.1 million in the first six months of 2022. Preliminary net income before income tax expense was $2.7 million, compared to a preliminary net loss before income tax expense of $1.4 million, in the first six months of 2022. Preliminary Adjusted EBITDA was $5.3 million, compared to $4.4 million in the first six months of 2022.

Balance Sheet Liquidity
Unrestricted cash was $13.6 million at June 30, 2023, compared to $9.7 million at December 31, 2022. During the first half of 2023, cash provided by operating activities was $7.5 million, including the receipt of $4.8 million in employee retention credits, partially offset by investing $3.8 million in the development of greenfield clinics, improvements of existing clinics and the acquisition of a previously owned franchised clinics.

Preliminary 2023 Guidance
For 2023, management is providing preliminary amended financial guidance to reflect the preliminary second quarter financial results, new accounting procedures, current economic environment, and other factors. The company reiterated the clinic opening guidance.

  Revenue is now expected to be between $115.0 million and $118.0 million, compared to $101.9 million in 2022. Previous revenue guidance was between $123.0 million and $128.0 million.
  Adjusted EBITDA is now expected to be between $11.0 million and $12.5 million, compared to $11.5 million in 2022. Previous adjusted EBITDA guidance was between $12.5 million and $14.0 million.
  Franchised clinic openings are expected to be between 100 and 120, compared to 121 in 2022.
  Company-owned or managed greenfield clinic openings are expected to be between 8 and 12, compared to 16 in 2022.

Conference Call
The Joint Corp. management will host a conference call at 5:00 p.m. ET on Wednesday, September 13, 2023 to discuss the preliminary second quarter 2023 financial results. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing (833) 630-0823 or (412) 317-1831 and ask to be joined into the ‘The Joint’ call approximately 15 minutes prior to the start time.

The live webcast of the call with accompanying slide presentation can be accessed in the IR events section https://ir.thejoint.com/events and will be available for approximately one year. An audio archive can be accessed for one week by dialing (877) 344-7529 or (412) 317-0088 and entering conference ID 9703868.

Commonly Discussed Performance Metrics
This release includes a presentation of commonly discussed performance metrics. System-wide sales include revenues at all clinics, whether operated by the company or by franchisees. While franchise sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base. Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

Non-GAAP Financial Information; Preliminary Nature of Results
This release includes a presentation of non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the company’s underlying operating performance and operating trends. Reconciliation of net income/(loss) to EBITDA and Adjusted EBITDA is presented in the table below. The company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase gain, net (gain)/loss on disposition or impairment, stock-based compensation expenses, and other income related to employee retention credits.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the company’s financial statements filed with the SEC.

While the Company believes the preliminary results reported herein to be accurate, there can be no assurance that final reported results following the completion of the Company’s previously announced restatement and quarterly review by the Company’s independent auditors will not vary from those stated herein.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our preliminary results differing from final results, possible negative effects of the restatement of our financial statements for 2021 and 2022 on our financial position, results of operations and cash flows, increases in our borrowing costs under our credit facility, given that borrowings under the credit facility bear interest at rates tied to certain rising benchmark interest rates; state laws limiting the use our business model, including prohibitions on advance payment for chiropractic services, which recently caused us to elect not to offer franchises in South Dakota and Wyoming; increased costs to comply with a new SEC reporting rule enhancing and standardizing disclosures regarding cybersecurity incidents and cybersecurity risk management, inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage, an increase in operating expenses due to measures we may need to take to address such shortage, inflation, exacerbated by COVID-19 and the current war in Ukraine, which has increased our costs and which could otherwise negatively impact our business, the potential for further disruption to our operations and the unpredictable impact on our business of the COVID-19 outbreak and outbreaks of other contagious diseases, our failure to develop or acquire company-owned or managed clinics as rapidly as we intend, our failure to profitably operate company-owned or managed clinics, short-selling strategies and negative opinions posted on the internet which could drive down the market price of our common stock and result in class action lawsuits, our failure to remediate any material weaknesses in our internal control over financial reporting, which could negatively impact our ability to accurately report our financial results, prevent fraud, or maintain investor confidence, and other factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 10, 2023 and subsequently-filed current and quarterly reports. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Management will be disclosing in our Form 10-K/A that our management concluded that our internal controls over financial reporting were not effective as of December 31, 2021 and 2022. The details of this material weakness will be provided in our upcoming 10-K/A filing. We have undertaken remediation measures to address the material weakness, which we expect will be completed prior to the end of fiscal year 2022.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation's largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. With more than 900 locations nationwide and over 12 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. Consistently named to Franchise Times “Top 500+ Franchises” and Entrepreneur’s “Franchise 500” lists and recognized by FRANdata with the TopFUND award, as well as Franchise Business Review’s “Top Franchise for 2023,” “Most Profitable Franchises” and “Top Franchises for Veterans” ranking, The Joint Chiropractic is an innovative force, where healthcare meets retail.

For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com

– Preliminary Financial Tables Follow –

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2023	Dec. 31, 2022
ASSETS	(unaudited)	(as restated, unaudited)
Current assets:
Cash and cash equivalents	$13,602,515	$9,745,066
Restricted cash	848,831	805,351
Accounts receivable, net	3,534,828	3,911,272
Deferred franchise and regional development costs, current portion	1,058,704	1,054,060
Prepaid expenses and other current assets	3,306,964	2,098,359
Assets held for sale	215,722	—
Total current assets	22,567,564	17,614,108
Property and equipment, net	17,627,933	17,475,152
Operating lease right-of-use asset	22,641,632	20,587,199
Deferred franchise and regional development costs, net of current portion	5,605,760	5,707,678
Intangible assets, net	10,050,360	10,928,295
Goodwill	8,493,407	8,493,407
Deferred tax assets	11,591,955	11,928,152
Deposits and other assets	768,943	756,386
Total assets	$99,347,554	$93,490,377

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,576,085	$2,966,589
Accrued expenses	2,342,744	1,069,610
Co-op funds liability	848,832	805,351
Payroll liabilities ($0.6 million and $0.6 million attributable to VIE)	2,845,800	2,030,510
Operating lease liability, current portion	5,880,954	5,295,830
Finance lease liability, current portion	24,956	24,433
Deferred franchise fee revenue, current portion	2,503,294	2,468,601
Deferred revenue from company clinics ($5.0 million and $4.7 million attributable to VIE)	7,689,448	7,471,549
Upfront Regional Developer Fees, current portion	406,965	487,250
Other current liabilities	704,278	597,294
Liabilities to be disposed of	155,622	—
Total current liabilities	24,978,978	23,217,017
Operating lease liability, net of current portion	20,029,654	18,672,719
Finance lease liability, net of current portion	50,896	63,507
Debt under the Credit Agreement	2,000,000	2,000,000
Deferred franchise revenue, net of current portion	14,210,441	14,161,134
Upfront Regional Developer Fees, net of current portion	1,183,106	1,500,278
Other liabilities	1,287,879	1,287,879
Total liabilities	63,740,954	60,902,534
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, 0 issued and outstanding, as of June 30, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value; 20,000,000 shares authorized, 14,772,520 shares issued and 14,740,485 shares outstanding as of June 30, 2023 and 14,560,353 shares issued and 14,528,487 outstanding as of December 31, 2022	14,772	14,560
Additional paid-in capital	46,443,706	45,558,305
Treasury stock 32,035 shares as of June 30, 2023 and 31,866 shares as of December 31, 2022, at cost	(859,279)	(856,642)
Accumulated deficit	(10,017,599)	(12,153,380)
Total The Joint Corp. stockholders' equity	35,581,600	32,562,843
Non-controlling Interest	25,000	25,000
Total equity	35,606,600	32,587,843
Total liabilities and stockholders' equity	$99,347,554	$93,490,377

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
PRELIMINARY CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(unaudited)	(as restated, unaudited)	(unaudited)	(as restated, unaudited)
Revenues:
Revenues from company-owned or managed clinics	$17,802,838	$14,492,972	$34,930,795	$27,099,971
Royalty fees	7,172,159	6,411,214	14,038,182	12,420,146
Franchise fees	671,368	686,886	1,425,794	1,327,851
Advertising fund revenue	2,041,050	1,825,757	3,993,455	3,536,474
Software fees	1,234,812	1,099,981	2,444,817	2,056,979
Regional developer fees	—	—	—	—
Other revenues	384,957	370,555	774,962	682,695
Total revenues	29,307,184	24,887,365	57,608,005	47,124,116
Cost of revenues:
Franchise and regional development cost of revenues	2,236,442	1,904,936	4,377,277	3,705,961
IT cost of revenues	359,070	352,156	692,920	662,115
Total cost of revenues	2,595,512	2,257,092	5,070,197	4,368,076
Selling and marketing expenses	4,707,818	3,839,724	8,868,062	7,127,212
Depreciation and amortization	2,329,267	1,461,870	4,544,322	2,798,527
General and administrative expenses	19,904,796	18,570,301	39,943,272	34,103,726
Total selling, general and administrative expenses	26,941,881	23,871,895	53,355,656	44,029,465
Net loss on disposition or impairment	144,345	88,844	209,815	95,749
Loss from operations	(374,554)	(1,330,466)	(1,027,663)	(1,369,174)
Other income (expense), net	(106,520)	(19,286)	3,714,642	(35,434)
(Loss) income before income tax expense	(481,074)	(1,349,752)	2,686,979	(1,404,608)
Income tax (benefit) expense	(290,691)	(474,931)	551,198	(512,682)
Net (loss) income	$(190,383)	$(874,821)	$2,135,781	$(891,926)
Earnings per share:
Basic earnings per share	$(0.01)	$(0.06)	$0.15	$(0.06)
Diluted earnings per share	$(0.01)	$(0.06)	$0.14	$(0.06)
Basic weighted average shares	14,684,035	14,475,825	14,625,435	14,454,738
Diluted weighted average shares	14,952,363	14,842,816	14,907,593	14,887,238

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30,
	2023	2022
	(unaudited)	(as restated, unaudited)
Cash flows from operating activities:
Net income (loss)	$2,135,781	$(891,926)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,544,322	2,798,527
Net loss on disposition or impairment	209,815	95,749
Net franchise fees recognized upon termination of franchise agreements	(20,050)	(15,218)
Deferred income taxes	336,197	(807,805)
Stock based compensation expense	683,227	663,747
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	376,444	140,324
Prepaid expenses and other current assets	(1,208,605)	(267,159)
Deferred franchise costs	51,268	(193,784)
Deposits and other assets	(12,557)	(132,379)
Accounts payable	(1,440,375)	(397,040)
Accrued expenses	1,104,369	(823,079)
Payroll liabilities	815,290	(2,043,788)
Deferred revenue	245,363	864,213
Upfront regional developer fees	(397,457)	(824,658)
Other liabilities	70,110	649,436
Net cash provided by operating activities	7,493,142	(1,184,840)

Cash flows from investing activities:
Acquisition of AZ clinics	—	(5,600,000)
Acquisition of CA clinics	(1,050,000)	—
Purchase of property and equipment	(2,729,875)	(3,164,961)
Net cash used in investing activities	(3,779,875)	(8,764,961)

Cash flows from financing activities:
Payments of finance lease obligation	(12,087)	(38,022)
Purchases of treasury stock under employee stock plans	(2,637)	(2,598)
Proceeds from exercise of stock options	202,386	113,673
Net cash provided by financing activities	187,662	73,053

Increase (decrease) in cash, cash equivalents and restricted cash	3,900,929	(9,876,748)
Cash, cash equivalents and restricted cash, beginning of period	10,550,417	19,912,338
Cash, cash equivalents and restricted cash, end of period	$14,451,346	$10,035,590

	June 30,	June 30,
Reconciliation of cash, cash equivalents and restricted cash:	2023	2022
Cash and cash equivalents	$13,602,515	$9,370,611
Restricted cash	848,831	664,979
	$14,451,346	$10,035,590

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
PRELIMINARY RECONCILIATION FOR GAAP TO NON-GAAP
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(unaudited)	(as restated, unaudited)	(unaudited)	(as restated, unaudited)
Non-GAAP Financial Data:
Net (loss) income	$(190,383)	$(874,821)	$2,135,781	$(891,926)
Net interest expense	14,937	19,286	64,661	35,433
Depreciation and amortization expense	2,329,267	1,461,870	4,544,322	2,798,527
Tax expense (benefit)	(290,691)	(474,931)	551,198	(512,682)
EBITDA	1,863,130	131,404	7,295,962	1,429,352
Stock compensation expense	417,017	340,191	683,227	663,747
Acquisition related expenses	716,299	2,074,153	857,992	2,228,668
Loss on disposition or impairment	144,345	88,844	209,815	95,749
Other (income), net	91,583	—	(3,779,304)	—
Adjusted EBITDA	$3,232,374	$2,634,592	$5,267,692	$4,417,516

1 System-wide sales include revenues at all clinics, whether operated or managed by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these revenues are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.
2 Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.